EXHIBIT 11


                       OGDEN CORPORATION AND SUBSIDIARIES

          DETAIL OF COMPUTATION OF EARNINGS APPLICABLE TO COMMON STOCK

                                                       FOR THE SIX MONTHS   FOR THE THREE MONTHS
                                                         ENDED JUNE 30,        ENDED JUNE 30,
                                                       ------------------   --------------------
                                                        1997       1996       1997       1996
                                                      --------   --------   --------   --------
                                                                    (In Thousands)
NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE:
Average number of common shares ....................    49,901     49,610     49,984     49,674
                                                      ========   ========   ========   ========

NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE ASSUMING FULL DILUTION:
Average number of common shares ....................    49,901     49,610     49,984     49,674
Shares issuable for conversion of preferred stock ..       280        292        277        290
                                                      --------   --------   --------   --------
Number of shares used for computation ..............    50,181     49,902     50,261     49,964
                                                      ========   ========   ========   ========


COMPUTATION OF EARNINGS APPLICABLE To COMMON SHARES:
Net income .........................................  $ 30,786   $ 26,176   $ 20,009   $ 16,888
Less: dividends on Ogden preferred stock ...........       (77)       (81)       (38)       (40)
                                                      --------   --------   --------   --------

Consolidated income applicable to Ogden common stock  $ 30,709   $ 26,095   $ 19,971   $ 16,848
                                                      ========   ========   ========   ========

COMPUTATION OF EARNINGS APPLICABLE To COMMON SHARES-
ASSUMING FULL DILUTION:
Net income .........................................  $ 30,786   $ 26,176   $ 20,009   $ 16,888
                                                      ========   ========   ========   ========


Note:

      Earnings per common share was computed by dividing net income, increased (decreased) for adjustments arising from minority interest in consolidated subsidiaries, reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock and common stock equivalents, where dilutive, outstanding during each period.

      Earnings per common share, assuming full dilution, were computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or at the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.